Exhibit 10.1

SUNRUN INC.
KEY EMPLOYEE CHANGE IN CONTROL AND SEVERANCE PLAN
AND SUMMARY PLAN DESCRIPTION

Effective as of August 9, 2018
1. Introduction. The purpose of this Sunrun Inc. Key Employee Change in Control and Severance Plan (the “Plan”) is to provide assurances of specified benefits to a select group of key employees of the Company whose employment is subject to being involuntarily terminated other than for death, Disability, or Cause or voluntarily terminated for Good Reason under the circumstances described in the Plan. This Plan is an “employee welfare benefit plan,” as defined in Section 3(1) of ERISA. This Plan is governed by ERISA and, to the extent applicable, the laws of the State of California. This document constitutes both the written instrument under which the Plan is maintained and the required summary plan description for the Plan. With respect to Eligible Employees (as defined herein), this Plan supersedes any severance benefit plan, policy or practice previously maintained by the Company or any affiliate of the Company for Eligible Employees.
2. Important Terms. The following words and phrases, when the initial letter of the term is capitalized, will have the meanings set forth in this Section 2, unless a different meaning is plainly required by the context:
2.1. “Administrator” means the Company, acting through the Compensation Committee or another duly constituted committee of members of the Board, or any person to whom the Administrator has delegated any authority or responsibility with respect to the Plan pursuant to Section 11, but only to the extent of such delegation.
2.2. “Base Pay” means an Eligible Employee’s annualized base salary (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation) in effect immediately prior to the termination of employment, and determined without giving effect to any reduction in base salary that would permit the Eligible Employee to resign for Good Reason or any reduction in base pay which occurs following a Change in Control.
2.3. “Board” means the Board of Directors of the Company.
2.4. “Cause” means, with respect to an Eligible Employee, the occurrence of any of the following: (a) an act of dishonesty by the Eligible Employee in connection with his or her responsibilities as an employee; (b) the Eligible Employee’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude; (c) the Eligible Employee’s gross misconduct; (d) the Eligible Employee’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Eligible Employee owes an obligation of nondisclosure as a result of his or her relationship with the Company; (e) the Eligible Employee’s willful breach of any obligations under any written agreement or covenant with the Company; or (f) the Eligible Employee’s continued failure to perform his or her employment duties after having received a written demand of performance from the Company which specifically sets forth the factual basis for the Company’s belief that the Eligible Employee has not substantially performed his or her duties and has failed to cure such non-performance to the Company’s satisfaction within ten (10) business days after receiving such notice.
2.5. “Change in Control” means the occurrence of any of the following events:
(a) A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; or
(b) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or
(c) A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.
Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.
Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
2.6. “Change in Control Period” means the time period beginning on the date three (3) months prior to, and ending on the date that is twelve (12) months following, a Change in Control.
2.7. “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
2.8. “Code” means the Internal Revenue Code of 1986, as amended.
2.9. “Company” means Sunrun Inc., a Delaware corporation, and any successor that assumes the obligations of the Company under the Plan, by way of merger, acquisition, consolidation or other transaction.

2.10. “Compensation Committee” means the Compensation Committee of the Board.
2.11. “Eligible Employee” means an employee of the Company or of any parent or subsidiary of the Company who (a) has been designated by the Administrator as eligible to participate in the Plan and provided with a Participation Agreement and (b) has timely and properly executed and delivered a Participation Agreement to the Company.
2.12. “Disability” means that the Eligible Employee has been unable to perform the Eligible Employee’s Company duties as the result of the Eligible Employee’s incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement or 180 days in any consecutive twelve (12) month period, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Eligible Employee or the Eligible Employee’s legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate the Eligible Employee’s employment. In the event that the Eligible Employee resumes the performance of substantially all of the Eligible Employee’s duties hereunder before the termination of the Eligible Employee’s employment becomes effective, the notice of intent to terminate will automatically be deemed to have been revoked.
2.13. “Effective Date” means August 2, 2018.
2.14. “Equity Awards” means the Eligible Employee’s then-outstanding equity awards to purchase or otherwise receive an issuance of Shares.
2.15. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
2.16. “Family Members” means any spouse and/or dependents of the Eligible Employee.
2.17. “Good Reason” means, the Eligible Employee’s resignation within thirty (30) days following the end of the Cure Period (as defined below) as a result of one or more of the following actions taken without the Eligible Employee’s express written consent: (a) a material reduction of the Eligible Employee’s duties, position or responsibilities, or the removal of the Eligible Employee from such position and responsibilities, either of which results in a material diminution of the Eligible Employee’s authority, duties or responsibilities, unless the Eligible Employee is provided with a comparable position (i.e., a position of equal or greater organizational level, duties, authority, compensation and status); provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Executive Officer of the Company remains as such following a Change of Control but is not made the Chief Executive Officer of the acquiring corporation) will not constitute “Good Reason”; (b) a material reduction in the Eligible Employee’s Base Pay or Target Bonus (except any reduction that is implemented prior to a Change in Control and is generally applicable to the Company’s management team) and which constitutes a material reduction in the Eligible Employee’s base compensation; provided, however, that a reduction in the Eligible Employees Base Pay of ten percent (10%) or less in any one year will not be deemed a material reduction; or (c) a material change in the geographic location of the Eligible Employee’s primary work facility or location; provided, that a relocation of less than fifty (50) miles from the Eligible Employee’s primary work facility or location will not be considered a material change in geographic location. In order for an event to qualify as Good Reason, the Eligible Employee must not terminate employment with the Company without first providing the Company with written notice of the acts or omissions constituting the “Good Reason” condition within ninety (90) days of the initial existence of such condition constituting “Good Reason” and a reasonable cure period of thirty (30) days following the date of written notice (the “Cure Period”), and the “Good Reason” condition must not have been cured by the Company during the Cure Period.
2.18. “Involuntary Termination” means a termination of employment of an Eligible Employee under the circumstances described in Section 4.1 or 4.2 of the Plan.

2.19. “Participation Agreement” means the individual agreement (a form of which is shown in Appendix A) provided by the Administrator to an employee of the Company designating such employee as an Eligible Employee under the Plan, which has been signed and accepted by the employee.
2.20. “Plan” means the Sunrun Inc. Key Employee Change in Control and Severance Plan, as set forth in this document, and as hereafter amended from time to time.
2.21. “Section 409A Limit” means two (2) times the lesser of: (i) the Eligible Employee’s annualized compensation based upon the annual rate of pay paid to the Eligible Employee during the Eligible Employee’s taxable year preceding the Eligible Employee’s taxable year of the Eligible Employee’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Eligible Employee’s employment is terminated.
2.22. “Severance Benefits” means the compensation and other benefits that the Eligible Employee will be provided in the circumstances described in Section 4 or as otherwise set forth in the Eligible Employee’s Participation Agreement.
2.23. “Share” means a share of the Company’s common stock.
2.24. “Target Bonus” means the greater of (i) the Eligible Employee’s target bonus percentage multiplied by the Eligible Employee’s Base Pay, and without giving effect to any reduction in target bonus percentage that would give rise to the right to resign for Good Reason or which is implemented following a Change in Control or (ii) the target bonus amount (as applicable), in each case, as in effect for the Eligible Employee during the Company’s (or its successor’s) fiscal year in which the Eligible Employee’s Involuntary Termination occurs.
3. Eligibility for Severance Benefits. An individual is eligible for Severance Benefits under the Plan, as described in Section 4, only if he or she is an Eligible Employee on the date he or she experiences an Involuntary Termination.
4. Involuntary Termination.
4.1. Termination Without Cause or Good Reason Resignation During the Change in Control Period. If during the Change in Control Period, (i) an Eligible Employee resigns his or her employment with the Company (or any parent or subsidiary of the Company) for Good Reason, or (ii) the Company (or any parent or subsidiary of the Company) terminates the Eligible Employee’s employment for a reason other than Cause and other than due to the Eligible Employee’s death or Disability, then, subject to the Eligible Employee’s compliance with Section 6, the Eligible Employee will receive Severance Benefits from the Company as specified in Section 1 of the Eligible Employee’s Participation Agreement.
4.2. Termination Without Cause Other Than During the Change in Control Period. If the Company (or any parent or subsidiary of the Company) terminates the Eligible Employee’s employment for a reason other than Cause and other than due to the Eligible Employee’s death or Disability and such termination occurs other than during the Change in Control Period, then, subject to the Eligible Employee’s compliance with Section 6, the Eligible Employee will receive Severance Benefits from the Company as specified in Section 2 of the Eligible Employee’s Participation Agreement.
4.3. Limits on COBRA Premiums. If the Eligible Employee becomes entitled to Severance Benefits and the Company determines in its sole discretion that it cannot provide the COBRA premium benefits without potentially violating applicable laws (including, without limitation, Section 2716 of the Public Health Service Act and the Employee Retirement Income Security Act of 1974, as amended), the Company will in lieu thereof provide to the Eligible Employee a taxable monthly payment in an amount equal to the monthly COBRA premium that the Eligible Employee would be required to pay to continue the group health coverage in effect on the date of the

Eligible Employee’s Involuntary Termination (which amount will be based on the premium for the first month of COBRA coverage) for the applicable period of time set forth in the Eligible Employee’s Participation Agreement following the termination, which payments will be made regardless of whether the Eligible Employee elects COBRA continuation coverage. COBRA premium benefits provided as Severance Benefits shall not include any amounts payable by the Eligible Employee under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of the Eligible Employee.
5. Limitation on Payments. In the event that the payments and benefits provided for in the Plan or other payments and benefits payable or provided to the Eligible Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code, then the Eligible Employee’s payments and benefits under the Plan or other payments or benefits (the “280G Amounts”) will be either:
(a) delivered in full; or
(b) delivered as to such lesser extent that would result in no portion of the 280G Amounts being subject to the excise tax under Section 4999 of the Code;
whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Eligible Employee on an after-tax basis, of the greatest amount of 280G Amounts, notwithstanding that all or some portion of the 280G Amounts may be taxable under Section 4999 of the Code.
5.1. Reduction Order. In the event that a reduction of 280G Amounts is made in accordance with Section 5, the reduction will occur, with respect to the 280G Amounts considered parachute payments within the meaning of Section 280G of the Code, in the following order:
(a) reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the excise tax will be the first cash payment to be reduced);
(b) cancellation of equity awards that were granted “contingent on a change in ownership or control” within the meaning of Code Section 280G;
(c) reduction of the accelerated vesting of equity awards in the reverse order of date of grant of the awards (i.e., the vesting of the most recently granted equity awards will be cancelled first); and
(d) reduction of employee benefits in reverse chronological order (i.e., the benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first benefit to be reduced).
In no event will the Eligible Employee have any discretion with respect to the ordering of payment reductions.
5.2. Nationally Recognized Firm Requirement. Unless the Company and the Eligible Employee otherwise agree in writing, any determination required under this Section 5 will be made in writing by a nationally recognized accounting or valuation firm (the “Firm”) selected by the Administrator, whose determination will be conclusive and binding upon the Eligible Employee and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Eligible Employee will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 5. The Company will bear all costs for payment of the Firm’s services in connection with any calculations contemplated by this Section 5.
6. Conditions to Receipt of Severance.

6.1. Release Agreement. As a condition to receiving the Severance Benefits under this Plan, each Eligible Employee will be required to sign and not revoke a separation and release of claims agreement in a form reasonably satisfactory to the Company (the “Release”). In all cases, the Release must become effective and irrevocable no later than the sixtieth (60th) day following the Eligible Employee’s Involuntary Termination (the “Release Deadline Date”). If the Release does not become effective and irrevocable by the Release Deadline Date, the Eligible Employee will forfeit any right to the Severance Benefits. In no event will the Severance Benefits be paid or provided until the Release becomes effective and irrevocable.
6.2. Company Property. An Eligible Employee will not be entitled to any severance benefit under the Plan unless and until the Eligible Employee returns all Company Property no later than the Release Deadline Date. For this purpose, “Company Property” means all Company and affiliate documents (and all copies thereof) and other Company and affiliate property which the Eligible Employee had in his or her possession at any time, including, but not limited to, Company and affiliate files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company or any affiliate (and all reproductions thereof in whole or in part).
6.3.    Other Requirements. An Eligible Employee’s receipt of Severance Benefits will be subject to the Eligible Employee continuing to comply with the provisions of this Section 6 and the terms of any confidentiality, proprietary information and inventions agreement and such other appropriate agreement between the Eligible Employee and the Company. Severance Benefits under this Plan will terminate immediately for an Eligible Employee if the Eligible Employee, at any time, violates any such agreement and/or the provisions of this Section 6.
7. Timing of Severance Benefits. Provided that the Release becomes effective and irrevocable by the Release Deadline Date and subject to any changes in timing required by Section 9, the severance payments and benefits under this Plan will be paid, or in the case of installments, will commence, on the Company’s first regularly scheduled payroll date following the effective date of the Release but in no event later than ten (10) business days following the effective date of the Release (such payment date, the “Severance Start Date”), and any severance payments or benefits otherwise payable to the Eligible Employee during the period immediately following the Eligible Employee’s termination of employment with the Company through the Severance Start Date pursuant to the payment schedule set forth in the Participation Agreement will be paid in a lump sum to the Eligible Employee on the Severance Start Date, with any remaining payments to be made on the schedule provided in the Participation Agreement.
8. Non-Duplication of Benefits. Notwithstanding any other provision in the Plan to the contrary, if the Eligible Employee is entitled to any severance, change in control or similar benefits outside of the Plan by operation of applicable law or under another Company-sponsored plan, policy, contract, or arrangement, his or her benefits under the Plan will be reduced by the value of the severance, change in control or similar benefits that the Eligible Employee receives by operation of applicable law or under any Company-sponsored plan, policy, contract, or arrangement, all as determined by the Administrator in its discretion. Any such reductions that the Administrator determines to make pursuant to this Section 8 shall be made such that any benefit under the Plan shall be reduced solely by any similar type of benefit under such legal requirement, policy or practice (i.e., any cash severance benefits under the Plan shall be reduced solely by any cash payments or severance benefits under such legal requirement, policy or practice, and any continued insurance benefits under the Plan shall be reduced solely by any continued insurance benefits under such legal requirement, policy or practice). The Administrator’s decision to apply such reductions to the severance benefits of one Eligible Employee and the amount of such reductions shall in no way obligate the Company to apply the same reductions in the same amounts to the severance benefits of any other Eligible Employee, even if similarly situated. In the Company’s sole discretion, such reductions may be applied on a retroactive basis, with severance benefits previously paid being re-characterized as payments pursuant to the Company’s statutory or other legal obligation.

9. Section 409A.
9.1. Notwithstanding anything to the contrary in this Plan, no severance payments or benefits to be paid or provided to an Eligible Employee, if any, under this Plan that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or provided until the Eligible Employee has a “separation from service” within the meaning of Section 409A (“Separation from Service”). Similarly, no severance payable to an Eligible Employee, if any, under this Plan that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until the Eligible Employee has a Separation from Service.
9.2. It is intended that none of the severance payments or benefits under this Plan will constitute Deferred Payments but rather will be exempt from Section 409A as a payment that would fall within the “short-term deferral period” as described in Section 9.4 below or resulting from an involuntary separation from service as described in Section 9.5 below. In no event will an Eligible Employee have discretion, directly or indirectly, to determine the taxable year of payment of any Deferred Payment. If the Company (or, if applicable, the successor entity thereto) determines that any payments or benefits under this Plan are Deferred Payments and the Separation from Service occurs at a time during the calendar year when the Release could become effective in the calendar year following the calendar year in which Separation from Service occurs, then regardless of when the Release is returned to the Company and becomes effective, the Release will not be deemed effective any earlier than the Release Deadline Date for purposes of the timing of any payments made or benefits provided under the Plan.
9.3. Notwithstanding anything to the contrary in this Plan, if an Eligible Employee is a “specified employee” within the meaning of Section 409A at the time of the Eligible Employee’s separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following the Eligible Employee’s separation from service, will become payable on the date six (6) months and one (1) day following the date of the Eligible Employee’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, in the event of the Eligible Employee’s death following the Eligible Employee’s separation from service, but before the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Eligible Employee’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Plan is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.
9.4. Any amount paid under this Plan that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of Section 9.1 above.
9.5. Any amount paid under this Plan that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Payments for purposes of Section 9.1 above.
9.6. The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the payments and benefits to be provided under the Plan will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. Notwithstanding anything to the contrary in the Plan, including but not limited to Sections 11 and 14, the Company reserves the right to amend the Plan as it deems necessary or advisable, in its sole discretion and without the consent of the Eligible Employees, to comply with Section 409A or to avoid income recognition under Section 409A prior to the actual payment of benefits under the Plan or imposition of any additional tax. In no event will the Company reimburse an Eligible Employee for any taxes that may be imposed on the Eligible Employee as result of Section 409A.

10. Withholdings. The Company will withhold from any payments or benefits under the Plan all applicable U.S. federal, state, local and non-U.S. taxes required to be withheld and any other required payroll deductions.
11. Administration. The Company is the administrator of the Plan (within the meaning of section 3(16)(A) of ERISA). The Plan will be administered and interpreted by the Administrator (in his or her sole discretion). The Administrator is the “named fiduciary” of the Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity. Any decision made or other action taken by the Administrator with respect to the Plan, and any interpretation by the Administrator of any term or condition of the Plan, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. In accordance with Section 2.1, the Administrator (a) may, in its sole discretion and on such terms and conditions as it may provide, delegate in writing to one or more officers of the Company all or any portion of its authority or responsibility with respect to the Plan, and (b) has the authority to act for the Company (in a non-fiduciary capacity) as to any matter pertaining to the Plan; provided, however, that any Plan amendment or termination or any other action that reasonably could be expected to increase materially the cost of the Plan must be approved by the Board.
12. Eligibility to Participate. To the extent that the Administrator has delegated administrative authority or responsibility to one or more officers of the Company in accordance with Sections 2.1 and 11, each such officer will not be excluded from participating in the Plan if otherwise eligible, but he or she is not entitled to act upon or make determinations regarding any matters pertaining specifically to his or her own benefit or eligibility under the Plan, or with respect to the timing of payment of his or her own benefits. The Administrator will act upon and make determinations regarding any matters pertaining specifically to the benefit or eligibility of each such officer under the Plan.
13. Amendment or Termination. Subject to the limitations specified below, the Company, by action of the Administrator, reserves the right to amend or terminate or the Plan or any Participation Agreement at any time, without advance notice to any Eligible Employee and without regard to the effect of the amendment or termination on any Eligible Employee or on any other individual. Notwithstanding the foregoing, (i) any termination of or amendment to the Plan or any Participation Agreement that (a) causes an individual or group of individuals to cease to be an Eligible Employee or (b) reduces or alters to the detriment of the Eligible Employee the Severance Benefits potentially payable to that Eligible Employee (including, without limitation, imposing additional conditions or modifying the timing of payment), will not be effective unless it both is approved by the Administrator and communicated to the affected individual(s) in writing at least six (6) months prior to the effective date of the amendment or termination and (ii) once an Eligible Employee has incurred an Involuntary Termination, no amendment or termination of the Plan or any Participation Agreement may, without that Eligible Employee’s written consent, reduce or alter to the detriment of the Eligible Employee, the Severance Benefits payable to that Eligible Employee. In addition, notwithstanding the preceding, upon or after a Change in Control, the Company may not, without an affected Eligible Employee’s written consent, amend or terminate the Plan or any Participation in any way, nor take any other action, that (i) prevents that Eligible Employee from becoming eligible for the Severance Benefits under the Plan, or (ii) reduces or alters to the detriment of the Eligible Employee the Severance Benefits payable, or potentially payable, to an Eligible Employee under the Plan (including, without limitation, imposing additional conditions). Any action of the Company in amending or terminating the Plan or any Participation Agreement will be taken in a non-fiduciary capacity and will be in writing.
14. Claims and Appeals.
14.1. Claims Procedure. Any employee or other person who believes he or she is entitled to any payment under the Plan may submit a claim in writing to the Administrator within ninety (90) days of the earlier of (i) the date the claimant learned the amount of his or her benefits under the Plan or (ii) the date the claimant learned that he or she will not be entitled to any benefits under the Plan. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice also will describe any additional information needed to support the claim and the Plan’s procedures for appealing the denial. The denial notice will be provided within ninety (90) days after the claim is received. If special circumstances require an extension of time (up to ninety

(90) days), written notice of the extension will be given within the initial ninety (90) day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim.
14.2. Appeal Procedure. If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Administrator for a review of the decision denying the claim. Review must be requested within sixty (60) days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing. The Administrator will provide written notice of its decision on review within sixty (60) days after it receives a review request. If additional time (up to sixty (60) days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice also will include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA.
15. Attorneys’ Fees. The parties shall each bear their own expenses, legal fees and other fees incurred in connection with this Plan. Provided, however, in the event that an Eligible Employee is required to incur attorneys’ fees in order to obtain any payments or benefits under this Plan, and provided that the Eligible Employee prevails on at least one material issue related to his or her claim(s) under the Plan, then the Company will reimburse the attorneys’ fees incurred by the Eligible Employee. The reimbursements will be made in accordance with the Company’s normal reimbursement policies following final adjudication of the Eligible Employee’s claims, provided however, that (a) the reimbursements are payable only during the Eligible Employee’s lifetime, (b) the reimbursements will be made on or before the last day of the Eligible Employee’s taxable year following the taxable year in which the expenses were incurred, (c) the right to reimbursement, if any, is not subject to liquidation or exchange for another benefit, and (d) the amount of expenses eligible for reimbursement during an Eligible Employee’s taxable year will not affect the expenses eligible for reimbursement to be provided in any other taxable year.
16. Source of Payments. All Severance Benefits will be paid in cash from the general funds of the Company; no separate fund will be established under the Plan, and the Plan will have no assets. No right of any person to receive any payment under the Plan will be any greater than the right of any other general unsecured creditor of the Company.
17. Inalienability. In no event may any current or former employee of the Company or any of its subsidiaries or affiliates sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.
18. No Enlargement of Employment Rights. Neither the establishment or maintenance or amendment of the Plan, nor the making of any benefit payment hereunder, will be construed to confer upon any individual any right to continue to be an employee of the Company. The Company expressly reserves the right to discharge any of its employees at any time, with or without cause. However, as described in the Plan, an Eligible Employee may be entitled to benefits under the Plan depending upon the circumstances of his or her termination of employment.
19. Successors. Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) will assume the obligations under the Plan and agree expressly to perform the obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Plan, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of the Plan by operation of law, or otherwise.

20. Applicable Law. The provisions of the Plan will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the internal substantive laws of the state of California (but not its conflict of laws provisions).
21. Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.
22. Headings. Headings in this Plan document are for purposes of reference only and will not limit or otherwise affect the meaning hereof.
23. Indemnification. The Company hereby agrees to indemnify and hold harmless the officers and employees of the Company, and the members of its Board, from all losses, claims, costs or other liabilities arising from their acts or omissions in connection with the administration, amendment or termination of the Plan, to the maximum extent permitted by applicable law. This indemnity will cover all such liabilities, including judgments, settlements and costs of defense. The Company will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities. This indemnity is in addition to and not in lieu of any other indemnity provided to such person by the Company.
24. Additional Information.

Plan Name:	Sunrun Inc. Key Employee Change in Control and Severance Plan

Plan Sponsor:	Sunrun Inc.
c/o Chad Herring
595 Market Street, 29th Floor
San Francisco, CA 94105

Identification Numbers:	EIN: 26-2841711
PLAN: 501

Plan Year:	Company's fiscal year

Plan Administrator:	Sunrun Inc.
Attention: Administrator of the Sunrun Inc.
Key Employee Change in Control and Severance Plan
595 Market Street, 29th Floor
San Francisco, CA 94105
415-580-6900

Agent for Service of Legal Process:	Sunrun Inc.
Attention: General Counsel
595 Market Street, 29th Floor
San Francisco, CA 94105
415-580-6900

Service of process also may be made upon the Administrator.

Type of Plan	Severance Plan/Employee Welfare Benefit Plan

Plan Costs	The cost of the Plan is paid by the Employer.

26. Statement of ERISA Rights.
As an Eligible Employee under the Plan, you have certain rights and protections under ERISA:
(a) You may examine (without charge) all Plan documents, including any amendments and copies of all documents filed with the U.S. Department of Labor. These documents are available for your review in the Company’s Human Resources Department.
(b) You may obtain copies of all Plan documents and other Plan information upon written request to the Administrator. A reasonable charge may be made for such copies.
In addition to creating rights for Eligible Employees, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan (called “fiduciaries”) have a duty to do so prudently and in the interests of you and the other Eligible Employees. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under the Plan or exercising your rights under ERISA. If your claim for a severance benefit is denied, in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the denial of your claim reviewed. (The claim review procedure is explained in Section 15 above.)
Under ERISA, there are steps you can take to enforce the above rights. For example, if you request materials and do not receive them within thirty (30) days, you may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and to pay you up to $110 a day until you receive the materials, unless the materials were not sent due to reasons beyond the control of the Administrator. If you have a claim which is denied or ignored, in whole or in part, you may file suit in a federal court. If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court.
In any case, the court will decide who will pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds that your claim is frivolous.
If you have any questions regarding the Plan, please contact the Administrator. If you have any questions about this statement or about your rights under ERISA, you may contact the nearest area office of the Employee Benefits Security Administration (formerly the Pension and Welfare Benefits Administration), U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. You also may obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

Appendix A
Sunrun Inc. Key Employee Change in Control and Severance Plan
Form of Participation Agreement
Sunrun Inc. (the “Company”) is pleased to inform you,                              , that you have been selected to participate in the Company’s Change in Control and Severance Plan (the “Plan”). A copy of the Plan was delivered to you with this Participation Agreement. Your participation in the Plan is subject to all of the terms and conditions of the Plan. Capitalized terms used in this Participation Agreement but not otherwise defined have the meanings set forth in the Plan. Any benefits described in this Participation Agreement are qualified by and subject to the additional terms and conditions set forth in the Plan. In the event of any inconsistency between the terms of this Participation Agreement and the terms of the Plan, the terms of the Plan control.
In order to actually become a participant in the Plan (an Eligible Employee), you must complete and sign this Participation Agreement and return it to [NAME] no later than [DATE].
1.    Severance Benefits for Termination Without Cause or Good Reason Resignation During the Change in Control Period
If you become eligible for Severance Benefits under Section 4.1 of the Plan (due to a termination of your employment without Cause during the Change in Control Period or your Good Reason resignation during the Change in Control Period, and other than due to your death or Disability, as described more fully in the Plan), then subject to the terms and conditions of the Plan, you will receive:
a. Cash Severance Benefits. A cash severance benefit equal to the sum of: (a) [        ] of your annualized Base Pay and (b) [    ]% of your Target Bonus, payable to you in a single lump sum on the Severance Start Date.
b. Health Benefits. Payment or reimbursement of premiums for continued health coverage under COBRA (or taxable lump sum payment in lieu of thereof, as applicable, and as described in Section 4.3 of the Plan) will be provided for a period of [        ] months following your separation from service with the Company.
c. Equity Award Vesting Acceleration. Accelerated vesting of your Equity Awards with respect to [        ] of the then-unvested and outstanding Shares subject to your Equity Awards, with such vesting acceleration effective upon the Severance Start Date (or immediately prior to a Change in Control, if later than the Severance Start Date). If, however, an outstanding Equity Award is to vest or the amount of the award to vest would otherwise be determined based on the achievement of performance criteria, then the Equity Award will vest assuming the performance criteria had been achieved at [    ]% of the target levels for the relevant performance period(s).
d. Extended Post-Termination Exercise Period. Your outstanding and vested stock options and stock appreciation rights as of your termination of employment date will remain exercisable until the [        ]-month anniversary of the termination of employment date; provided, however, that the post-termination exercise period for any individual stock option or stock appreciation right will not extend beyond the earlier of its original maximum term or the tenth (10th) anniversary of the original date of grant, subject to earlier termination upon a Change in Control or similar corporate transaction as set forth in the applicable equity plan.
2.    Severance Benefits for Termination Without Cause Other than During the Change in Control Period
If you become eligible for Severance Benefits under Section 4.2 of the Plan (due to a termination of your employment without Cause which occurs other than during the Change in Control Period, and which is not due to your death or Disability, as described more fully in the Plan), then subject to the terms and conditions of the Plan, you will receive:

a. Cash Severance Benefits. A cash severance benefit equal to [the sum of: (a) [        ] months of your annualized Base Pay, plus (b) a pro-rated amount of the average aggregate amount of the actual bonus payments paid to you during each of the two fiscal years immediately preceding the fiscal year in which your Involuntary Termination date occurs [provided, however, that if the duration of your employment with the Company (or any parent or subsidiary of the Company) did not entitle you to a bonus in a prior fiscal year, such portion instead will be determined using a pro-rated amount of your Target Bonus in the year of your Involuntary Termination]]. For purposes of calculating your pro-rata bonus under clause (b), the pro-rata portion (or percentage) will calculated by reference to the number of days that elapsed in the fiscal year of your termination of employment between the first day of such fiscal year and the date of your termination of employment divided by 365.  Such cash severance benefit will be paid in continued and equal installments in accordance with the Company’s then current regular payroll practice during the period immediately following your Separation from Service that is equal to the number of months set forth in clause (a) above; provided, however, that (A) no amounts will be payable to you prior to the Severance Start Date, and (B) to the extent such cash severance benefits are exempt from Section 409A, the Company retains the right to elect to instead pay such amounts in a single lump sum on the Severance Start Date.
b. Health Benefits. Payment or reimbursement of premiums for continued health coverage under COBRA (or taxable lump sum payment in lieu of thereof, as applicable, and as described in Section 4.3 of the Plan) will be provided for a period of [        ] months following your separation from service with the Company.
[c. Equity Award Vesting Acceleration. Accelerated vesting of your Equity Awards with respect to [        ] of the then-unvested and outstanding Shares subject to your Equity Awards, with such vesting acceleration effective as of the Severance Start Date. If, however, an outstanding Equity Award is to vest or the amount of the award to vest would otherwise be determined based on the achievement of performance criteria, then the Equity Award will vest assuming the performance criteria had been achieved at [    ]% of the target levels for the relevant performance period(s).]1
In no event will you receive severance benefits under both Section 1 and Section 2 of this Participation Agreement. For the avoidance of doubt, if (A) you incur a termination without Cause prior to a Change in Control that qualifies you for cash severance benefits under Section 4.2 of the Plan as described in Section 2 of this Participation Agreement and (B) a Change in Control occurs within the three (3)-month period following your termination without Cause that qualifies you for the superior benefits under Section 4.1 of the Plan as described in Section 1 of this Participation Agreement, then you will cease to receive continued installment payments of cash severance benefits under Section 2 of this Participation Agreement and will instead be entitled to a lump-sum payment of the cash severance benefit amount calculated under Section 1 of this Participation Agreement less the amount of any cash severance benefit amounts already paid to you under Section 2 of this Participation Agreement, and which amount will be paid to you no later than ten (10) days following the Change in Control.
In order to receive any Severance Benefits for which you otherwise become eligible under the Plan, you must sign and deliver to the Company the Release, which must have become effective and irrevocable prior to the Release Deadline Date. Also, as explained in the Plan, your Severance Benefits (if any) will be reduced if necessary to avoid your Severance Benefits from becoming subject to “golden parachute” excise taxes under the Internal Revenue Code, if such reduction would result in your receipt of a greater net after tax economic benefit.

______________________________________________
1 This provision only applicable to those certain Eligible Employees who sign and return their individual Participation Agreement to the Company prior to August 31, 2018.

By your signature below, you and the Company agree that your participation in the Plan is governed by this Participation Agreement and the provisions of the Plan. Your signature below confirms that: (1) you have received a copy of the Change in Control and Severance Plan and Summary Plan Description; (2) you have carefully read this Participation Agreement and the Change in Control and Severance Plan and Summary Plan Description; and (3) decisions and determinations by the Administrator under the Plan will be final and binding on you and your successors.

SUNRUN INC.	[ELIGIBLE EMPLOYEE NAME]

Signature	Signature

Name	Date

Title
Attachment: Sunrun Inc. Key Employee Change in Control and Severance Plan